                                                                AFFILIATED
                                                       TRADE    PRINCIPAL       EXECUTING     PURCHASE  SHARES/PAR  UNDERWRITING
      FUND NAME            SECURITY DESCRIPTION        DATE    UNDERWRITER       BROKER         PRICE     AMOUNT     CONCESSION
      ---------       -----------------------------  --------  -----------  ----------------  --------  ----------  ------------
Managed Fixed Income  Metropolitan Life Global
                      Funding 59217EBW3              06/03/09  Wachovia     UBS                $ 99.50     475,000     0.035%
Total Return Bond     Time Warner Cable
                      TWC 6.75 6/15/39               06/24/09  Wachovia     Bank of America    $ 97.13   3,640,000     0.875%
Total Return Bond     International Paper Co.
                      IP 7.5 8/15/21                 08/03/09  Wells Fargo  Bank of America    $ 99.92   2,180,000      0.68%
Total Return Bond     North Texas Tollway Authority
                      NRTTRN 6.718 49                08/03/09  Wells Fargo  Goldman Sachs      $100.00   3,030,000      0.92%
Total Return Bond     Mack-Cali Realty
                      CLI 7.75 8/15/19               08/05/09  Wells Fargo  Citi               $ 99.15     490,000      0.65%
Total Return Bond     CVS Caremark CVS
                      6.125 9/15/39                  09/08/09  Wells Fargo  Barclays Capital   $ 99.67   3,860,000      0.88%
Total Return Bond     Morgan Stanley MS 5.625
                      9/23/19                        09/16/09  Wells Fargo  Morgan Stanley     $ 99.59   3,850,000      0.45%